May 4, 2005

Securities and Exchange Commission
Office of the Chief Accountant
450 Fifth Street, NW
Washington, D.C. 20549


Re:  Cytec Employees' Saving and Profit Sharing Plan
     File No. 1-12372


Dear Sir or Madam:

We have read Item 4.01 (a) of Form 8-K/A of Cytec Employees' Saving and Profit Sharing Plan dated May 4, 2005, and agree with the statements concerning our Firm contained therein.



Very truly yours,

/s/ Grant Thornton LLP



cc: Mr. Joseph E. Marosits, Plan Administrator